Exhibit 10.24

2025

Long Term Incentive Plan

Summary

2025 LONG TERM INCENTIVE PLAN

Executive Summary

Under the Amended 2013 Stock Incentive Plan (Plan), SunOpta Inc. (Company) is authorized to issue a variety of forms of equity awards, including stock options, Restricted Stock Units (RSUs) and Performance Share Units (PSUs).  The use of a combination of forms of equity, such as stock options, RSUs or PSUs, is expected to better align management with the interests of shareholders.

SunOpta's Compensation Committee (Committee) has adopted a long-term incentive program customized to align with business strategy, and the need to recruit, retain, and motivate outstanding executive talent.  The following are the key features for the Long Term Incentive Program for 2025 (LTIP):

  Reward long-term performance by providing an opportunity for leadership to share in long-term success
  Align leadership interests with shareholder interests
  Retain and engage our top talent
  Accordingly, the 2025 LTIP awards have three components:
    Performance Share Units
    Stock Options
    Restricted Stock Units
  Performance Share Units: Each participant will be granted an award for a specified number of PSUs, representing 200% of the Recipient's target amount of PSUs, with the actual number of shares issued to the participant to be contingent on the following performance conditions and the participant's continued employment through the vesting date, which is April 11, 2028.
    A percentage of the PSUs shall vest on the vesting date upon achievement of the applicable performance hurdle in accordance with the descriptions and tables below.
      Revenue Compound Annual Growth Rate (Revenue CAGR). The vesting of fifty percent (50%) of the total PSUs, is contingent on the Company's Revenue CAGR ("Revenue CAGR PSUs") and the participant's employment through the vesting date. This CAGR will be calculated on December 31, 2027, and compared to the revenue reported on December 31, 2024. The vesting of Revenue CAGR PSUs shall coincide with the Revenue CAGR Hurdles established below and occur within the designated three-year performance period, starting January 1, 2025, through December 31, 2027 ("Performance Period").
Revenue CAGR Hurdle	Percentage of Revenue CAGR PSUs to Vest
7%	25%
9%	50%
13% or above	100%
  Return on Invested Capital (ROIC). Fifty percent (50%) of the total PSUs shall vest contingent on the achievement of ROIC benchmarks within the same three-year Performance Period, ending December 31, 2027 ("ROIC PSUs") and the participant's employment through the vesting date:

ROIC Hurdle	Percentage of ROIC PSUs to Vest
12.5%	25%
14%	50%
18% or above	100%
  Stock Options:  Each participant will be granted an option to purchase a specified number of shares of common stock, exercisable after it is vested, with the exercise price established at the time of grant. Stock options have ratable vesting and vest in one-third increments on the anniversary of the grant date, subject to continued employment.  The options may be exercised any time after vesting until 10 years after the grant date.
  Restricted Stock Units.  Each participant will be granted an award for a specified number of RSUs, with vesting of one-third of the RSUs on each of the first three anniversaries of the grant date, subject to continued employment.

The remainder of this summary document provides details regarding this strategy.

I. Purpose of Awards

The purpose of the LTIP is to align the interests of our executives and general leadership with those of our shareholders by rewarding leadership for creating shareholder value over the long term, requiring and expanding stock ownership, and assisting with attracting and retaining outstanding talent.

The Committee intends for the equity awards made in 2025 to the Senior Leadership Team and other leadership positions to represent one year of long-term incentive compensation.

II. Allocation of Awards

The LTIP provides flexibility for the Committee to customize the grants under the LTIP to align with the strategies of the organization.  The Committee will determine an LTIP percentage for each participant, and this percentage will be multiplied by the participant's current annual salary at the time of grant to determine the participant's Target LTIP Amount.

Senior Leadership Team

For 2025, the Committee has selected the following allocation of LTIP awards to members of the Senior Leadership Team:

  50% of the LTIP award in the form of PSUs,
  25% of the LTIP award in the form of stock options, and
  25% of the LTIP award in the form of RSUs*.

*Members of the Senior Leadership team are given the choice to exchange 100% or 50% of their RSUs for additional stock options, at a ratio of 3:1 stock options to RSUs.

Other Leadership

For 2025, the Committee has selected the following allocation for LTIP awards to other leadership positions who are not members of the Senior Leadership Team, with awards having the same vesting applicable to awards to the Senior Leadership Team:

  33% of the LTIP award in the form of PSUs,
  33% of the LTIP award in the form of stock options, and
  33% of the LTIP award in the form of RSUs.

  All awards are subject to the terms of the Plan and the applicable award agreements.

Stock Options

Stock options are awarded with an exercise price equal to the closing price of the common stock on April 11, 2025, the grant date of the award.  The options have three-year ratable vesting in order to encourage retention, with 1/3 of the options vesting on each anniversary of the grant date, subject to continued employment.  Stock options may be exercised any time after vesting until 10 years after the grant date, subject to the terms of the applicable option agreement.

Performance Share Units

PSUs represent a right to receive stock if the Company achieves the designated performance hurdle as noted in the Executive Summary and the participant remains employed by the Company through the vesting date.  Achievement of the performance hurdle shall be determined by calculating the applicable performance hurdle in accordance with the descriptions and tables above. The number of shares actually issued to a participant will vary based on achievement of the performance hurdle after the calculation is completed and may be zero. The Committee in its discretion may pay a participant cash in lieu of some or all the shares of Common Stock issuable pursuant to the award agreement valued at the closing price of the Company's shares of common stock on the vesting date or, if the Company's common stock is not publicly traded, fair market value as determined by the Committee. If none of the Revenue CAGR Hurdles are met, none of the Revenue CAGR PSUs will vest. If the 7% Revenue CAGR Hurdle is met, only 25% of the Revenue CAGR PSUs will vest. If the 9% Revenue CAGR Hurdle is met, 50% of the Revenue CAGR PSUs will vest.  If the 13% or above Revenue CAGR Hurdle is met, 100% of the Revenue CAGR PSUs will vest. If none of the ROIC Hurdles are met, none of the ROIC PSUs will vest.  If the 12.5% ROIC Hurdle is met, only 25% of the ROIC PSUs will vest. If the 14% ROIC Hurdle is met, 50% of the ROIC PSUs will vest.  If the 18% or above ROIC Hurdle is met, 100% of the ROIC PSUs will vest.  Interpolation will be applied to performance falling between specified hurdles. For clarity, ROIC shall be calculated by taking adjusted earnings before interest and taxes (EBIT) and dividing it by working capital plus property, plant, and equipment (PPE). SunOpta may withhold or sell PSUs at vesting to cover any taxes due, or, if the PSUs are settled in whole or part in cash, the Company may withhold the cash to be paid in settlement to cover taxes due.

Restricted Stock Units

RSUs represent a right to receive stock, with shares of stock transferred to a participant following the applicable vesting date based on continued employment until that vesting date.  The RSUs encourage retention and vest in equal annual installments during the three-year period following the grant date.

Grant Eligibility

Participation in the LTIP as a member of the Senior Leadership Team will be determined by the Committee, taking into account the recommendations of the Chief Executive Officer (CEO). Subject to approval by the Committee, the CEO will determine all other leadership participants, in consultation with members of the Senior Leadership Team.

Individuals who become eligible for participation in the LTIP after the annual grant may, at the discretion of the Committee, participate on a pro-rata basis.

III. Termination of Employment

The Amended 2013 Stock Incentive Plan and the applicable award agreements set forth treatment of the awards upon termination of employment.  The following is a summary of those provisions:

Stock Options

  General Rule. Except as provided below, options may not be exercised unless at the time of exercise the optionee is employed by the Company and shall have been so employed or provided such service continuously since the grant date.
  Termination Generally.  If employment by the Company is terminated for any reason (except under certain circumstances following a Change in Control (as defined in the Plan)), all unvested options will be forfeited.  If employment by the Company is terminated for any reason other than because of Total Disability or death or following a Change in Control as provided below, vested but unexercised options at the date of termination may be exercised at any time before the expiration date applicable to the option or the expiration of 30 days after the date of termination, whichever is the shorter period.
  Termination Because of Total Disability.  If employment by the Company is terminated because of Total Disability, vested but unexercised options at the date of termination may be exercised at any time before the expiration date applicable to the option or before the date 12 months after the date of termination, whichever is the shorter period.  The term "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform his or her duties as an employee of the Company.
  Termination Because of Death.  If employment by the Company is terminated due to death, vested but unexercised options may be exercised at any time before the applicable expiration date or before the date 12 months after the date of death, whichever is the shorter period, but only by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.
  Termination following a Change in Control. Options will vest if a Change in Control occurs and at any time within 12 months after the Change in Control, the participant's employment is terminated by the Company (or its successor) without Cause (as defined in the award agreement) or the participant's employment is terminated by the optionee for Good Reason (as defined in the award agreement), provided that the participant executes and delivers a release of claims in accordance with the award agreement.  Options that become vested in accordance with this provision may be exercised at any time before the expiration date of the option or the expiration of 45 days after the employment termination date, whichever is the shorter period.
  Failure to Exercise Option.  To the extent that following termination of employment, an option is not exercised within the applicable periods described above, all further rights to purchase shares pursuant to the option shall cease and terminate.

PSUs

  Termination for Any Reason.  If employment by the Company is terminated for any reason, all unvested PSUs will be forfeited, except as summarized below in the event of death or Total Disability or following a Change in Control.
  Termination Because of Total Disability. If employment with the Company is terminated at any time prior to the end of the Performance Period because of Total Disability (as defined in the Plan), then on the Vesting Date, to the extent the Hurdle has been achieved,  a number of PSUs shall vest equal to the number of PSUs that would have vested had Recipient been continuously employed by the Company through the Vesting Date based on achievement of the Hurdle, multiplied by a fraction, the numerator of which is the number of days elapsed from the Award Date to and including the date of termination, and the denominator of which is 1096, rounded down to the nearest whole share.
  Termination Because of Death. If employment with the Company is terminated at any time prior to the end of the Performance Period because of death, then on the Vesting Date, to the extent the Hurdle has been achieved,  a number of PSUs shall vest equal to the number of PSUs that would have vested had Recipient been continuously employed by the Company through the Vesting Date based on achievement of the Hurdle, multiplied by a fraction, the numerator of which is the number of days elapsed from the Award Date to and including the date of termination, and the denominator of which is 1096, rounded down to the nearest whole share.
  Termination following a Change in Control.  If a Change in Control (as defined in the Plan) occurs and Recipient's employment with the Company is terminated by the Company (or its successor) without Cause or by Recipient with Good Reason at any time within 12 months following the Change in Control and prior to the end of the Performance Period, any unvested PSUs as to which the applicable Hurdle has been satisfied as of the date of Change in Control shall immediately vest as of the date of employment termination and any such PSUs that vest in accordance with this provision shall be settled in accordance with the terms of this Agreement, provided that Recipient executes and delivers a release of claims in accordance with this provision.  Recipient shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Hurdle performance requirements have not been satisfied as of the Change in Control.

RSUs

  Termination Generally.  If employment by the Company is terminated for any reason, including death or disability, all unvested RSUs will be forfeited, except as described below in certain circumstances following a Change in Control.
  Termination following a Change in Control. RSUs will vest if a Change in Control occurs and at any time within 12 months after the Change in Control, the participant's employment is terminated by the Company (or its successor) without Cause or the participant's employment is terminated by the participant for Good Reason, provided that the participant executes and delivers a release of claims in accordance with the award agreement.

IV. Terms and Conditions

PSUs, RSUs and stock options and any stock issued pursuant to such awards are subject to recovery under the Company's clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Board of Directors or the Compensation Committee.  The Company's current clawback policy is subject to revision by the Board or Compensation Committee at any time and from time to time.

This document is a summary only and does not include all of the terms and conditions of the awards under the LTIP.  The LTIP awards are governed by the terms of the Amended 2013 Stock Incentive Plan and applicable award agreements and not by this summary.